Exhibit 10.3

CONSULTATION AGREEMENT

THIS CONSULTATION AGREEMENT made as of the 19th day of September, 2003, between Internet America, Inc., a Texas corporation, with its principal operating offices located in Dallas, Texas (the “Company”), and Jack T. Smith, residing in Dallas, Texas (the “Consultant”),

W I T N E S S E T H

WHEREAS, the Board of Directors of the Company (the “Board”) desires to obtain the services of the Consultant, and the Consultant has expertise that is pertinent to the business of the Company;

WHEREAS, the Board and the Company each desire that the services of the Consultant be provided to the Company upon the terms and conditions hereinafter set forth;

NOW, THEREFORE, in consideration of the premises, the agreements herein contained and other good and valuable consideration, receipt of which is hereby acknowledged, the parties hereto agree as follows:

1. Services. Subject to the terms and conditions hereinafter set forth, the Consultant hereby agrees to advise the Board and the Company, in the capacity and for the Term hereof (as hereinafter defined).

2. Scope of Consultation. During the Term hereof, the Consultant shall serve as a general advisor and consultant to the Company and the Board on any matters pertaining to the business of the Company with respect to which the Board or the Chief Executive Officer of the Company seeks the Consultant’s advice.

3. Compensation. As compensation for his services hereunder, the Company shall pay the Consultant, subject to the terms and conditions of this Agreement, $10,000.00 per month during the Term hereof, with such payment beginning October 1 and continuing on the first day of each month of the Term thereafter.

4. Term. The “Term,” as used herein, shall mean a period commencing on the date hereof and ending on the first anniversary of the date hereof, unless sooner terminated by the Company upon a breach by Consultant of any term of this Agreement or by the Consultant upon written notice to the Company. At the end of the Term of this Agreement, the Company and the Consultant may agree to continue this Agreement under mutually acceptable terms.

5. Limitation on Authority. It is expressly understood and agreed that during the Term hereof and thereafter, Consultant shall not be authorized to enter into any contract on behalf of the Company or in any other manner whatsoever bind the Company without the prior written approval of the Board. Consultant agrees to make no representation to any person, corporation or firm inconsistent in any manner with the provisions of this Section 5.

6. Independent Contractor. The Consultant shall employ his own means and methods of accomplishing the projects assigned to him by the Board of the Company from time to time and shall not be subjected to the control of the Company in respect to the details of such work. During the Term, the Consultant may request the services of Beth Prothro to aid him in the completion of his duties and in transition from his former position as an officer of the Company, provided that such services do not interfere with the performance of her regular duties to the Company. Subject to the CEO’s prior approval, the Consultant may have contact with officers of the Company in fulfilling his duties hereunder as may be requested from time to time. It is understood and agreed that the Consultant shall act as an independent contractor in the undertaking of this Agreement. It is expressly understood and stipulated that no employer-employee relationship exists between the Company and the Consultant.

7. Advisory Board Member. The Board will appoint Consultant and Consultant will agree to serve during the Term as an Advisory Director to the Company pursuant to the Company’s Bylaws or until sooner terminated upon Consultant’s death, disability, resignation or removal. For so long as Consultant serves as an Advisory Director, Consultant may participate in the Company’s health insurance plan, subject to the terms and limitations of such plan and payment of the related premium by Consultant.

8. Assignment. This Agreement is a personal contract and the rights and interests of the Consultant hereunder may not be sold, transferred, assigned, pledged or hypothecated.

9. Successors. This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns and upon the Consultant and his legal representatives.

10. Entire Agreement. This Agreement, which contains the entire contractual understanding between the parties, may not be changed orally but only by a written instrument signed by the Consultant and the Chairman of the Board of the Company.

11. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas.

12. Notices. Any notices or other communications required or permitted hereunder shall be sufficiently given if sent by registered mail, postage prepaid, and if to the Consultant, addressed to him at 100 Crescent Ct., Suite 1620, Dallas, TX 75201, and if to the Company, addressed to it at One Dallas Centre, 350 N. St. Paul, Suite 3000, Dallas, Texas 75201 (Attention: CEO and Legal Dept.), or such other address as the party to whom or to which such notice or other communication is to be given shall have specified in writing to the other party, and any such notice or communication shall be deemed to have been given as of the date so mailed.

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer, and the Consultant has executed this Agreement as of the date first above written.

INTERNET AMERICA, INC.

By /s/ William E. Ladin, Jr.

        William E. Ladin, Jr.

        Chairman of the Board

CONSULTANT

/s/ Jack T. Smith

Jack T. Smith